Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the use by reference of our report dated February 27, 2015, with respect to the balance sheets of Piceance Energy, LLC as of December 31, 2014 and 2013, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in Par Petroleum Corporation’s Current Report on Form 8-K dated May 22, 2015, as incorporated by reference in this Registration Statement and to the references to our Firm under the headings “Experts” in this Registration Statement.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

June 1, 2015